Exhibit 5.01

May 6, 2011

SCANA Corporation
100 SCANA Parkway
Cayce, South Carolina 29033

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of SCANA Corporation (the “Company”). I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-163075) (the “Registration Statement”), as it relates to the Company’s proposed issuance and sale on May12, 2011, of $300,000,000 of its Medium-Term Notes (the “Notes”). In connection with the delivery of this opinion, I have examined originals or copies of (a) the Restated Articles of Incorporation and Bylaws of the Company, in each case as amended to date; (b) the Registration Statement (including the prospectus forming a part thereof with respect to the offering of the Notes) and the exhibits thereto; (c) certain resolutions adopted by the Board of Directors of the Company; (d) the Indenture dated as of November 1, 1989, as supplemented by the First Supplemental Indenture dated as of November 1, 2009 (as so supplemented, the “Indenture”), made by the Company to The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as Trustee, incorporated by reference in the Registration Statement, pursuant to which the Notes are issued; and (e) such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as I have considered necessary.  I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, I am of the opinion that, when the Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Notes will be duly authorized and will constitute legal, valid and binding obligations of the Company, subject as to enforceability to applicable bankruptcy, insolvency, reorganization or other laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of South Carolina, the State of New York and the federal laws of the United States.  The Indenture and the Notes are governed by the laws of the State of New York, and in rendering my opinion as to the legality, validity and binding effect of the Notes, I have relied upon the opinion of Troutman Sanders LLP with respect to matters of New York law. Except to the extent of such reliance, the opinion rendered herein is limited to the laws of the State of South Carolina and the federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Ronald T. Lindsay
Ronald T. Lindsay
Senior Vice President and General Counsel